Exhibit 10.15

NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY
AGREEMENT

          This NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is effective as of the 1st day of January, 2010, by and between Electromed, Inc. (the “Corporation”) and Terry Belford (the “Employee”).

RECITALS

A.          The Employee is currently employed by the Corporation in a capacity in which the Employee may create or have access to proprietary confidential and/or trade secret information of the Corporation; and

B.          The Corporation has expended substantial time and resources to develop proprietary confidential and/or trade secret information and to develop valuable relationships and goodwill within its industry; and

C.          The Employee recognizes that the Corporation operates in a highly competitive environment and the importance to the Corporation of ensuring the Employee’s loyalty and protecting the Corporation’s actual and prospective customers, business relations, employees, and confidential information; and

D.          The Employee has entered into this Agreement in consideration of the Corporation and Employee entering into the New Employment Agreement of even date which provides, among other things, for continued employment, added compensation, training and benefits, added severance in the event of a change of control as defined in the New Employment Agreement, and in consideration of being given access to Corporation’s proprietary confidential and/or trade secret information, the receipt and sufficiency of which consideration is hereby acknowledged by the Employee.

AGREEMENT

             In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1.          Protection of Confidential Information.

                    1.1          Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any information which the Employee learns or develops during the Employee’s employment with the Corporation that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, financial information, personnel information, and information relating to such matters as existing or contemplated products, services, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training manuals and materials, policies or practices related to the Corporation’s business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists and requirements, vendor lists, or supply information. Confidential Information includes such information of the Corporation, its customers, vendors, and other third parties or entities with whom the Corporation does business. Any information disclosed to the Employee or to which the Employee has access during the time of the Employee’s employment that the Employee reasonably considers to be Confidential Information, or which the Corporation treats as Confidential Information, will be presumed Confidential Information.

                    1.2          Restrictions on Use or Disclosure of Confidential Information. The Employee shall keep the Confidential Information in absolute confidence both during the Employee’s employment with the Corporation and after the termination of the Employee’s employment, regardless of the reason for such termination. The Employee agrees that the Employee will not, at any time, disclose to others, use for the benefit of any entity or person other than the Corporation, or otherwise take or copy any such Confidential Information, whether or not developed by the Employee, except as required in the Employee’s duties to the Corporation.

                    1.3          Return of Confidential Information and the Corporation’s Property. When the Employee’s employment terminates with the Corporation, regardless of the reason for such termination, the Employee will promptly turn over to the Corporation in good condition all Corporation property in the Employee’s possession or control, including but not limited to all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them. In the case of electronically stored information retained by the Employee outside of the Corporation’s electronic systems, the Employee will promptly make a hard copy of such information in paper, audio recording, disc format, or other format as appropriate, turn that hard copy over to the Corporation, and then destroy the Employee’s electronically stored information.

          2.      Noncompetition/Non-Solicitation.

                    2.1.          Acknowledgement by the Employee. The Employee acknowledges that (a) the Employee’s services to be performed for the Corporation are of a special and unique nature; (b) the Corporation operates in a highly competitive environment and would be substantially harmed if the Employee were to compete with the Corporation or divulge its confidential information; (c) the Employee has received valuable and sufficient consideration for entering into this Agreement, including but not limited to employment with the Corporation, and the receipt of Confidential Information; and (d) the provisions of this Section 2, including all of its subparts, are reasonable and necessary to protect the Corporation’s business.

                    2.2.          “Corporate Product” Defined. For purposes of this Agreement, “Corporate Product” means any product or service (including any component thereof and any research to develop information useful in connection with a product or service) that has been or is being designed, developed, manufactured, marketed, or sold by the Corporation or with respect to which the Employee has acquired Confidential Information.

          The Employee understands and acknowledges that, at the present time, Corporate Products includes the SmartVest® Airway Clearance System and related products. The Employee understands and acknowledges that the foregoing description of Corporate Products may change, and the provisions of this Section 2 and all of its subparts shall apply to the Corporate Products of the Corporation in effect upon the termination of the Employee’ s employment with the Corporation.

                    2.3          “Competitive Product” Defined. For purposes hereof, “Competitive Product” means any product or service (including any components thereof and any research to develop information useful in connection with the product or service) that is being designed, developed, manufactured, marketed, or sold by any person or entity other than the Corporation that is of the same general type, performs similar functions, or is used for the same purpose as a Corporate Product or about which the Employee has acquired Confidential Information.

                    2.4          Noncompete Obligations. The Employee agrees that, during the Employee’s employment with the Corporation and for a period of twelve (12) months following the Employee’s termination of employment with the Corporation, regardless of the reason for termination, the Employee will not, directly or indirectly, render services to any person or entity that designs, develops, manufactures, markets, or sells a Competitive Product in any geographic area where the Corporation designs, develops, manufactures, markets, or sells a Corporate Product. It is expressly understood, however, that the Employee is free to work for a competitor of the Corporation provided that such employment does not include any responsibilities for or in connection with a Competitive Product.

          The Employee understands and acknowledges that, at the present time, the geographic market of the Corporation includes North America. The Employee understands and acknowledges that the foregoing description of the Corporation’s geographic market may change, and the provisions of this Section 2 and all of its subparts shall apply to the geographic market of the Corporation in effect upon the termination of the Employee’s employment with the Corporation.

                    2.5          No Solicitation of Customers. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, solicit business from, work for, or otherwise interfere with or attempt to interfere with the Corporation’s relationship with any customer or prospective customer of the Corporation.

                    2.6          No Solicitation of Employees or Business Contacts. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, take any action to encourage, solicit or recruit any current or former employee, consultant, independent contractor, subcontractor, supplier, vendor, or other business relation of the Corporation to terminate their relationship with the Corporation.

                       2.7          Disclosure of Obligations. The Employee agrees that, during the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee shall, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of the Employee’s obligations under this Section 2, including all of its subparts.

          3.          Compliance and Remedies. The Employee recognizes that if the Employee violates this Agreement, including but not limited to Paragraphs 1 and 2 of this Agreement, irreparable damage will result to the Corporation that could not adequately be remedied by monetary damages. As a result, the Employee hereby agrees that notwithstanding any other dispute resolution provisions of this Agreement, in the event of any breach by the Employee of this Agreement, including but not limited to Paragraphs 1 and 2 of this Agreement, the Corporation shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain the Employee’s violation of any portion of this Agreement.

4.       Miscellaneous.

          4.1          Integration. This Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements, understandings, or past practices, whether written or oral, relating to such subject matter.

          4.2          Survival of Sections 1 and 2. Employee’s obligations set forth in Sections 1 and 2 of this Agreement, including all of these sections’ subparts, shall survive the termination of this Agreement and Employee’s termination of employment with the Corporation, regardless of the reason for such terminations.

          4.3          Applicable Law; Venue. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota, without regard to any state’s choice of law principles or rules. The venue for any action hereunder shall be in the state of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the state of Minnesota, county of Hennepin, and the federal district courts of Minnesota.

          4.4          Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

          4.5          Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

          4.6          Severability; Blue Pencil. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

          4.7          Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date herein first above written.

ELECTROMED, INC.

/s/ Robert D. Hansen
By:	Robert D. Hansen
	Its:	Chairman and CEO

EMPLOYEE:

/s/ Terry Belford